EXHIBIT 3

December 3, 2004

VIA FEDERAL EXPRESS

Mr. George William Calomiris, AIA

Wm. Calomiris Company LLC

1112 16th Street, N.W.

Suite 900

Washington, DC  20036

Dear Mr. Calomiris:

I am in receipt of your letter dated November 29, 2004 requesting the right to be allowed access to the stockholder list of Greater Atlantic Financial Corp. (the “Company”).  Your request is not compliant with Section 220 of the Delaware General Corporation Law.  Specifically, you fail to state a purpose for your request.  Consequently, the Company is unwilling to consider your request at this time.

Very truly yours,

MULDOON MURPHY FAUCETTE & AGUGGIA LLP

George W. Murphy, Jr.